Exhibit (h)(2)

HMS Income Fund, Inc.

Up to 150,000,000 Shares of Common Stock

FORM OF

SELECTED DEALER AGREEMENT

            , 2012

Ladies and Gentlemen:

Hines Securities, Inc. (the “Dealer Manager”) entered into an exclusive dealer manager agreement, dated as of December     , 2011 (the “Dealer Manager Agreement”), with HMS Income Fund, Inc. a Maryland corporation that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended, (the “Company”), pursuant to which the Dealer Manager agreed to use its best efforts to solicit subscriptions in connection with the public offering (the “Offering”) of up to 150,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), on a continuous basis, for a purchase price of $10.00 per Share, with a minimum initial investment of $2,500 in the Shares, commencing on the Effective Date (as defined below).

There is no minimum number of Shares required to be sold in the Offering. Therefore, the Company intends to conduct its initial closing (the “Initial Closing”) as soon as practicable after the effective date of the Registration Statement (as defined below). After the Initial Closing, the Company intends to conduct closings on a semi-monthly or other periodic basis (each, a “Periodic Closing”) until conclusion of the Offering. All subscription payments will be placed in a segregated account and held in trust for the subscribers’ benefit, pending release to the Company at the next scheduled Periodic Closing or achievement of the relevant Minimum Offering (as defined below), as applicable. While the Company has no minimum offering amount and may execute the sale of Shares immediately following effectiveness of the Registration Statement, certain states may require the Company to sell a minimum number or dollar amount of Shares prior to selling Shares to residents of those states (each, a “Minimum Offering”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager’s obligations under Section 3 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (the “Dealer” and collectively, the “Dealers”) who are members of the Financial Industry Regulatory Authority (“FINRA”) to solicit subscriptions for Shares in connection with the Offering. You are hereby invited to become a Dealer and, as such, to use your best efforts to solicit subscribers for the Shares, in accordance with the following terms and conditions of this selected dealer agreement (this “Selected Dealer Agreement”):

I. Registration Statement

A registration statement on Form N-2 (File No.     ), including a preliminary prospectus, has been prepared by the Company and was filed with the Securities and Exchange Commission (the “Commission”) on December     , 2011, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the Offering. The Company has prepared and filed such amendments thereto and such amended prospectus as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form N-2 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the

Commission (the “Effective Date”), and any registration statement filed under Rule 462 of the Securities Act Rules and Regulations, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission, and (ii) if the prospectus filed by the Company pursuant to Rule 497 of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant Rule 497, as the case may be, from and after the date on which it shall have been filed. As used herein, the terms “Registration Statement,” “Preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

II. Dealer Manager Agreement

The Dealer Manager and the Company have entered into that certain Dealer Manager Agreement dated December     , 2011, in the form attached hereto as Exhibit “A.” By your execution and acceptance of this Selected Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the provisions contained in such Dealer Manager Agreement, including, but not limited to, the representations and warranties and the indemnifications contained in such Dealer Manger Agreement, including specifically the provisions of Section 5.4 of such Dealer Manager Agreement wherein each Dealer, upon the execution of this Selected Dealer Agreement, severally agrees to indemnify and hold harmless, among others, the Company, the Dealer Manager and each of their respective officers and directors (including any persons named in any of the Registration Statements with his consent, as about to become a director), each person who has signed any of the Registration Statements and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the matters set forth in said Section 5.4 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Selected Dealer Agreement and the Dealer Manager Agreement.

Dealer hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Selected Dealer Agreement shall be deemed or construed to make the Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations except as set forth in the Prospectus and Authorized Sales Materials.

III. Submission of Orders

Those persons who purchase Shares will be instructed by the Dealer to make their checks payable to “HMS Income Fund, Inc.” or, in the alternative, may be given instructions for wiring funds to the appropriate account. Any Dealer receiving a check not conforming to the foregoing instructions shall return such check directly to such subscriber not later than the end of the next business day following its receipt. Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article III. Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and checks are received from subscribers, checks will be transmitted by the end of the next business day following receipt by the Dealer to the Company for deposit in a segregated account until the Initial Closing or the next Periodic Closing has occurred or until the relevant Minimum Offering has been achieved, as applicable.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, checks will be transmitted by the end of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by the end of the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit in a segregated account until the Initial Closing or the next Periodic Closing has occurred or until the relevant Minimum Offering has been achieved, as applicable.

IV. Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public at the offering price of $10.00 per Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $2,500 in the Shares is required. Except as otherwise indicated in the Prospectus, additional investments may be made in minimum increments of at least $500. The Shares purchased are nonassessable.

V. Dealers’ Commissions

Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commissions applicable to the Shares sold by the Dealer which it is authorized to sell hereunder is 7.0% of the gross proceeds of Shares sold by it in the Offering and accepted and confirmed by the Company, which commissions shall be payable by the Dealer Manager. For these purposes, Shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable Offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, such Shares have been fully paid for and the Periodic Closing and the relevant Minimum Offering, if applicable, have occurred. The Dealer affirms that the Dealer Manager’s liability for commissions payable is limited solely to the proceeds of commissions receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions due until such time as the Dealer Manager is in receipt of the commissions from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, re-allow to Dealers participating in the Offering of Shares a portion of its dealer manager fee as a marketing fee, in an amount up to 1.5% of gross proceeds from the Shares sold in the Offering by such Dealer; and may pay out of its dealer manager fee up to an additional 1.0% of gross offering proceeds from the sales of Shares sold in the Offering by such Dealer, as reimbursement for distribution and marketing-related costs and expenses, such as, fees and costs associated with attending or sponsoring conferences and technology costs. The Company may also reimburse the Dealer Manager, which may in turn reimburse the Dealers, up to a maximum of 0.5% of the gross proceeds raised in the Offering, for bona fide out-of-pocket itemized and detailed due diligence expenses. The terms and conditions for payment of the fees and/or reimbursement arrangements shall be specified in Schedule I to this Selected Dealer Agreement. No dealer manager fee or selling commissions will be paid or re-allowed to any Dealer with respect to Shares issued and sold pursuant to the Company’s distribution reinvestment plan. The Dealer shall have the responsibility for disclosing to investors the terms of any such selling commissions, marketing fee or other reimbursement or payment provided to the Dealer Manager in connection therewith, if applicable and to the extent required. Notwithstanding the foregoing, no commissions, payments or amounts whatsoever will be paid to a Dealer under this Section with respect to Shares subject to a Minimum Offering until the Minimum Offering has been achieved. Until a Minimum Offering is achieved, proceeds from the sale of Shares related to such Minimum Offering will be held in a segregated account, as described in the Prospectus, and, if such Minimum Offering is not obtained, will be returned to such investors in accordance with the terms of the Prospectus.

The Company’s executive officers and directors and their immediate family members, as well as officers and employees of the Company’s advisers and their affiliates and their immediate family members (including spouses, parents, grandparents, children and siblings), Friends, and other individuals designated by the Company’s management, and, if approved by the Company’s board of directors, joint venture partners, consultants and other service providers, may purchase Shares in the Offering without being subject to any selling commissions or dealer manager fees. “Friends” mean those individuals who have had long standing business and/or personal relationships with the Company’s executive officers and directors.

The parties hereby agree that the foregoing commission is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the Offering is limited to such commission from the Dealer Manager, the payments provided for on Schedule I to this Selected Dealer Agreement, if any, and the Dealer’s indemnity referred to in Section 5 of the Dealer Manager Agreement, and that the Company is not liable or responsible for such payments to the Dealer.

VI. Payment

Payments of selling commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

VII. Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a subscription agreement and the required check or wire transfer in payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Dealer Manager any commission or other payment theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions or other payments due and payable to said Dealer. Notwithstanding anything else herein to the contrary, no commissions, payments or amounts whatsoever will be paid to the Dealer with respect to Shares subject to a Minimum Offering until such Minimum Offering has been achieved.

VIII. Blue Sky Qualification

The Dealer Manager will inform the Dealer as to the jurisdictions in which the Dealer Manager has been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions; but the Dealer Manager has not assumed and will not assume any obligation or responsibility as to the Dealer’s right to act as a broker and/or dealer with respect to the Shares in any such jurisdiction. The Dealer agrees that the Dealer will not make any offers or sell any Shares except in states in which the Dealer Manager may advise the Dealer that the Offering has been qualified or is exempt and in which the Dealer is legally qualified to make offers and further agrees to assure that each person to whom the Dealer sells Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey (as defined below) and the subscription agreement. Neither the Dealer Manager nor the Company assume any obligation or responsibility in respect to the Dealer’s qualification to act as a broker and/or dealer with respect to the Shares in any jurisdiction. The blue sky survey which has been or will be furnished to the Dealer indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto (the “Blue Sky Survey”).

It is understood and agreed that under no circumstances will the Dealer, as a Dealer, engage in any activities hereunder in any jurisdiction in which the Dealer may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which the Dealer may lawfully so engage unless the Dealer has complied with the provisions hereof.

IX. Prospectus and Supplemental Information

The Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Prospectus and any Authorized Sales Materials. The Dealer Manager shall promptly notify Dealers of any supplement or amendment to the Prospectus or Authorized Sales Materials. The Dealer Manager will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. The Dealer agrees that it will not send or give Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus to that investor or has simultaneously sent or given a Prospectus with such Authorized Sales Materials. The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Dealer Manager bearing a legend stating that such material may not be used in connection with the offer or sale of the Shares or any other securities. The Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Dealer Manager. Each dealer agrees to furnish a copy of any revised Preliminary Prospectus to each person to whom it has furnished a copy of any previous Preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Selected Dealer Agreement, the Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, the Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

X. License and Association Membership

A. The Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer is currently, and at all times while performing its functions under this Selected Dealer Agreement will be (a) duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it was formed; (b) a properly registered broker-dealer under the Exchange Act; (c) duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and (d) a member in good standing of FINRA. This Selected Dealer Agreement shall automatically terminate if the Dealer (a) ceases to be a member in good standing of FINRA, (b) is subject to a FINRA suspension, or (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer agrees to notify the Dealer Manager immediately in writing if the Dealer (a) ceases to be a member in good standing with FINRA, (b) is subject to a FINRA suspension, or (c) its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer hereby agrees to abide by all applicable FINRA rules.

B. The Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Selected Dealer Agreement will be, (a) duly incorporated, validly existing and in good standing under the laws of the state of Delaware; (b) a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Selected Dealer Agreement; and (c) a member in good standing with FINRA. The Dealer Manager agrees to notify the Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable FINRA rules.

XI. Anti-Money Laundering Compliance Programs

The Dealer’s acceptance of this Selected Dealer Agreement constitutes a representation to the Company and the Dealer Manager that the Dealer has established and implemented an anti-money laundering compliance program and customer identification program (“AML Program”) in accordance with applicable FINRA rules, SEC Rules and the Bank Secrecy Act, Title 31 U.S.C. Sections 5311-5355, as amended by the USA PATRIOT Act, and related regulations (31 C.F.R. Part 103), specifically including, but not limited to, 31 U.S.C. 5318(h) (Anti-Money Laundering Programs) requiring financial institutions, including securities broker-dealers, to establish anti-money laundering programs reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company and 31 C.F.R. 103.122 (Customer Identification Programs for broker-dealers) (the “AML Rules”). In addition, the Dealer represents that it has established and implemented a program for compliance with Executive Order 13224 and all regulations and programs administered by the Treasury Department’s Office of Foreign Assets Control (“OFAC” and such program is hereinafter referred to as the “OFAC Program”), and will continue to maintain its AML Program and OFAC Program consistent with AML Rules and OFAC requirements during the term of this Selected Dealer Agreement. Upon request by the Dealer Manager at any time, the Dealer hereby agrees to (a) furnish a copy of its AML Program and OFAC Program to the Dealer Manager for review, and (b) furnish a copy of the findings and any remedial actions taken in connection with the Dealer’s most recent independent testing of its AML Program and/or its OFAC Program.

The parties acknowledge that for the purposes of FINRA Rules, the investors who purchase Shares through the Dealer are “customers” of the Dealer and not the Dealer Manager. Nonetheless, to the extent that the Dealer Manager deems it prudent, the Dealer shall cooperate with the Dealer Manager’s reasonable requests for information, records and data related to the Company’s stockholders introduced to, and serviced by, the Dealer (the “Customers”). Notwithstanding the foregoing, the Dealer shall not be required to provide to the Dealer Manager any documentation that, in the Dealer’s reasonable judgment, would cause the Dealer to lose the benefit of attorney-client privilege or other privilege which it may be entitled to assert relating to the discoverability of documents in any civil or criminal proceedings. The Dealer hereby represents that it is currently in compliance with all AML Rules and all OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act. The Dealer hereby agrees, upon request by the Dealer Manager to (A) provide an annual certification to the Dealer Manager that, as of the date of such certification (i) its AML Program and its OFAC Program are consistent with the AML Rules and OFAC requirements; (ii) it has continued to implement its AML Program and its OFAC Program, and (iii) it is currently in compliance with all AML Rules and OFAC requirements, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the USA PATRIOT Act; and (B) perform and carry out, on behalf of both the Dealer Manager and the Company, the Customer Identification Program requirements in accordance with Section 326 of the USA PATRIOT Act and applicable SEC and Treasury Department Rules thereunder.

XII. Limitation of Offer; Suitability

The Dealer will offer Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, the Dealer will make every reasonable effort to determine the purchase of the Shares is a suitable and appropriate investment for each purchaser of the Shares pursuant to a subscription agreement solicited by the Dealer and will comply with the requirements imposed upon it by the Prospectus, the Securities Act, the Exchange Act, applicable Blue Sky laws, and all applicable FINRA rules, as well as all other applicable rules and regulations relating to suitability of investors and prospectus delivery requirements, including without limitation, the Omnibus Guidelines of the North American Securities Administrators Association, Inc. Nothing contained in this Selected Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards set forth in the Prospectus, or to relieve the Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of this Prospectus.

The Dealer further represents, warrants and covenants to the Dealer Manager that neither the Dealer nor any person associated with the Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards, including the minimum income and net worth standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions of the Prospectus; (b) applicable laws of the jurisdiction of which such investor is a resident; or (c) applicable FINRA rules. The Dealer agrees to ensure that, in recommending or otherwise facilitating the purchase, sale or exchange of Shares to an investor, each Dealer, or person associated with the Dealer, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his age, investment objectives, investment experience, income, net worth, other investments, financial situation and needs, and any other information known to the Dealer, or person associated with the Dealer, that (a) the investor is in a financial position appropriate to enable him to benefit from an investment in the Shares based upon the investor’s overall investment objectives and overall portfolio structure; (b) the investor is able to bear the economic risk inherent in an investment in Shares in the amount proposed based on the investor’s overall financial situation; (c) that the investor has an apparent understanding of the fundamental risks of an investment in Shares, the risk that the investor may lose the entire investment, the lack of liquidity of the Shares, the background and qualifications of the Sponsor or the advisers to the Company, and the tax consequences of an investment in the Shares; and (d) an investment in Shares is otherwise suitable for such investor. The Dealer further represents, warrants and covenants that the Dealer, or a person associated with the Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. The Dealer agrees to retain such documents and records in the Dealer’s records for a period not less than that required in order to comply with all applicable federal, state and other statutory and regulatory requirements and to make such documents and records available to (a) the Dealer Manager and the Company upon request, and (b) to representatives of the SEC, FINRA and applicable state securities administrators upon the Dealer’s receipt of an appropriate request for documents from any such agency. The Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of the Dealer’s customer and his or her signature on a subscription agreement.

XIII. Due Diligence; Adequate Disclosure

Prior to offering the Shares for sale, the Dealer shall have conducted an inquiry such that the Dealer has reasonable grounds to believe, based on information made available to the Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (a) items of compensation; (b) assets; (c) tax aspects; (d) financial stability and experience of the Company and its advisers; (e) conflicts and risk factors; and (f) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (a) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (b) the results of the inquiry were provided to the Dealer with the consent of the other Dealer conducting or directing the inquiry; and (c) no Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.

XIV. Compliance with Record Keeping Requirements

The Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. The Dealer further agrees to keep such records with respect to each customer who purchases Shares, his suitability and the amount of Shares sold and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA or the Company.

XV. Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of the Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or Dealer), the Shares or the Company.

XVI. Effectiveness; Termination; Amendment

This Selected Dealer Agreement shall become effective upon the execution hereof by the Dealer and receipt of such executed Selected Dealer Agreement by the Dealer Manager; provided, however, that in the event of the execution of this Selected Dealer Agreement prior to the time that the Registration Statement becomes effective with the SEC, this Selected Dealer Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement.

The Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. The Dealer Manager or the Dealer may terminate this Selected Dealer Agreement by written notice. Such termination shall be effective 48 hours after the mailing of such notice. This Selected Dealer Agreement and the exhibits and schedules hereto shall constitute the entire agreement of the parties and shall supersede all prior agreements, if any, between the parties hereto.

This Selected Dealer Agreement may be amended at any time by the Dealer Manager upon providing 30 days written notice to the Dealer, provided that any such amendment shall be deemed accepted and agreed to by the Dealer upon placing an order for sale of Shares after he has received such notice.

XVII. Privacy Laws

Each of the Dealer Manager and the Dealer hereby agrees to abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (B) the privacy standards and requirements of any other applicable Federal or state law, and (C) its own internal privacy policies and procedures, each as may be amended from time to time.

XVIII. Notice

All notices will be in writing and will be duly given to the Dealer Manager when mailed to the attention of Mark Earley, President, Hines Securities, Inc. at 2800 Post Oak Boulevard, Suite 4700, Houston, Texas 77056-6118, and to the Dealer when mailed to the address specified by the Dealer herein.

XIX. Attorney’s Fees and Applicable Law

In any action to enforce the provisions of this Selected Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Selected Dealer Agreement shall be construed under the laws of the State of Texas and the Dealer Manager. The Dealer and the Dealer Manager hereby acknowledge and agree that venue for any action brought hereunder shall lie exclusively in Houston, Texas.

XX. Severability

In the event that any court of competent jurisdiction declares any provision of this Selected Dealer Agreement invalid, such invalidity shall have no effect on the other provisions hereof; which shall remain valid and binding and in full force and effect, and to that end the provisions of this Selected Dealer Agreement shall be considered severable.

XXI. No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Selected Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

XXII. Assignment

This Selected Dealer Agreement may not be assigned by either party, except with the prior written consent of the other party. This Selected Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

XXIII. Counterparts

This Selected Dealer Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

XXIV. No Partnership

Nothing in this Selected Dealer Agreement shall be construed or interpreted to constitute the Dealer as an employee, agent or representative of, or in association with or in partnership with, the Dealer Manager, the Company or the other Dealers; instead, this Selected Dealer Agreement shall only constitute the Dealer as a dealer authorized by the Dealer Manager to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Selected Dealer Agreement.

XXV. Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Selected Dealer Agreement as contemplated herein, and that the individual who has signed this Selected Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Selected Dealer Agreement.

THE DEALER MANAGER:

HINES SECURITIES, INC.

By:
Mark Earley
President — Retail Distribution

I have read the foregoing Selected Dealer Agreement and I hereby accept and agree to the terms and conditions therein set forth. I hereby represent that the list below of jurisdictions in which I am registered or licensed as a broker or dealer and am fully authorized to sell securities is true and correct, and that the Errors and Omissions Insurance information set forth below is true and accurate, and I agree to advise you of any changes to the information listed on this signature page during the term of this Selected Dealer Agreement.

1. Identity of the Dealer:

Name:

Type of entity:

(to be completed by the Dealer)	(corporation, partnership or proprietorship)

Organized in the State of:

(to be completed by the Dealer)	(State)

Licensed as broker-dealer in the following States:
(to be completed by the Dealer)

Tax I.D. #:

2. Errors and Omissions Insurance Information:

Name of Insurance Company:

Amount of E&O Insurance:

Policy Number:

3. Person to receive notice pursuant to Section XVIII:

Name:

Company:

Address:

City, State and Zip Code:

Telephone (    ) No.:

Telefax (    ) No.:

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer’s Firm Name)

By:
Signature

Name:
(Please Print)

Title:

Date:

Exhibit A

to

Selected Dealer Agreement With

Hines Securities, Inc.

See attached for the Dealer Manager Agreement.